Thornburg Investment Trust - 485BPOS

Exhibit (h)(7)

Execution Version

FUND ACCOUNTING AND SUPPORT SERVICES AGREEMENT

This Fund Accounting and Support Services Agreement (“Agreement”) is made as of April 12, 2018 and effective as of January 1, 2018, is by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and Thornburg Investment Trust, a Massachusetts business trust (the “Fund”).

WHEREAS, the Fund is an open-end management investment company currently comprised of multiple series (each, a “Portfolio” and collectively, the “Portfolios”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain State Street to furnish certain fund accounting and other support services to the Fund, and State Street is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Employment of State Street

The Fund hereby employs State Street to provide certain fund accounting and other support services to the Fund for the period and on the terms set forth in this Agreement. State Street accepts such employment and agrees to render the services stated herein.

The Fund currently consists of the Portfolio(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Fund establishes one or more additional Portfolio(s) with respect to which it wishes to employ State Street to perform services hereunder, the Fund shall notify State Street in writing. Upon written acceptance by State Street, such Portfolio(s) shall become subject to the provisions of this Agreement to the same extent as the existing Portfolio, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Portfolio in writing by the Fund and State Street at the time of the addition of such Portfolio.

2.	Delivery of Documents

The Fund will promptly deliver to State Street copies of each of the following documents and all future amendments and supplements, if any:

a.	The Fund’s Declaration of Fund and By-laws (“Governing Documents”);

b.	The Fund’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to State Street pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Fund and its investment adviser; and

e.	Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of State Street

State Street represents and warrants to the Fund that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it; and

f.	In performing its obligations under this Agreement, State Street will comply in all material respects with all laws and regulations applicable to it with respect to the provision of services hereunder.

4.	Representations and Warranties of the Fund

The Fund represents and warrants to State Street that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

Information Classification: Limited Access

b.	It has the requisite power and authority under applicable laws and by its Declaration of Fund and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to State Street that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Fund is authorized to issue unlimited shares of beneficial interest;

i.	The Fund will comply in all material respects with all laws and regulations applicable to it; and

j.	Where information provided by the Fund or the Fund’s Investors includes information about an identifiable individual (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to State Street, and as required for State Street to use and disclose such Personal Information in connection with the performance of the services hereunder. The Fund acknowledges that State Street may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States and that information relating to the Fund, including Personal Information may be accessed by national security authorities, law enforcement and courts. State Street shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

Information Classification: Limited Access

5.	Fund Accounting and Support Services

State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and State Street.

State Street shall perform such other services for the Fund that are mutually agreed to by the parties from time to time in writing, for which the Fund will pay such fees as may be mutually agreed upon in writing, including State Street’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement. State Street is not providing, and the services do not constitute, legal, tax, investment, or regulatory advice, or accounting (other than the fund accounting services set forth in Schedule B1) or auditing services advice.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of State Street; Expense Reimbursement; Fund Expenses

State Street shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Fund on behalf of each applicable Portfolio and State Street.

The Fund agrees promptly to reimburse State Street for any equipment and supplies specially ordered by or for the Fund through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

The Fund will bear all expenses that are incurred in its operation and not specifically assumed by State Street. For the avoidance of doubt, Fund expenses not assumed by State Street include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State Street under this Agreement); cost of any services contracted for by the Fund directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Portfolio(s)’ net asset value.

Information Classification: Limited Access

7.	Instructions and Advice; Reliance on Information and Data

At any time, State Street may apply to any officer of the Fund or his or her designee for instructions or the independent accountants for the Fund, with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. State Street shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

State Street shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith and without negligence in reliance upon any such instructions, including Proper Instructions, or advice or upon any paper or document reasonably believed by it in good faith to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Portfolio(s). Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

The Fund and any of its third party agents, including Authorized Price Sources (as defined in Schedule B1 hereto) from which State Street shall receive or obtain certain records, reports and other data utilized or included in the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof and the Fund agrees to make no claim against State Street arising out of the contents of the Fund’s or such third party’s information and data, including, but not limited to, the accuracy thereof. State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of State Street’s reliance on and utilization of such information.

8.	Standard of Care; Limitation of Liability; and Indemnification

(a)          In carrying out the provisions of this Agreement, State Street shall act in good faith and without negligence and shall be held to the exercise of reasonable care.

(b)          State Street shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. State Street shall have no liability in respect of any loss, damage or expense suffered by the Fund insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than State Street prior to State Street’s employment hereunder. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence or willful misconduct of State Street, its officers or employees.

Information Classification: Limited Access

(c)          State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2019 and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis.

(d)          Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever under any provision of this Agreement nor for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

(e)          State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, (i) power or other mechanical failure, computer virus, or communication disruption, provided the forgoing are not a result of State Street’s failure to implement and maintain disaster recovery and business continuity procedures in accordance with Section 28 hereof and pursuant to the standard of care as set forth in Section 8(a) hereof, (ii) work stoppage, (iii) natural disaster or (iv) governmental action.

(f)           The Fund (or, as applicable, the Fund on behalf of a Portfolio) shall indemnify and hold State Street and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or upon reasonable reliance on information or records given or made by the Fund or its investment adviser, provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own negligence or willful misconduct.

Information Classification: Limited Access

(g)          With respect to any claim brought by a third party for which State Street seeks indemnification under this Agreement (an “Indemnity Claim”), the following procedures shall apply:

i.	State Street will promptly notify the Fund in writing of the matter in respect of which indemnity is being sought; provided, that, any omission to so notify the Fund will not relieve the Fund from any liability under this Agreement, except to the extent that such omission will have materially prejudiced the Fund. The Fund shall, at its own expense, be entitled, exclusively, to control and direct the investigation, defense and settlement of any Indemnity Claim; provided, that, in situations where State Street and/or its affiliates is also seeking indemnification from one or more other customers of State Street and/or its affiliates for claims similar or related to the Indemnity Claim (or it is similarly impractical for State Street not to so-control and direct), then State Street may elect to so-control and direct the investigation, defense and settlement of the Indemnity Claim.

ii.	In the event the Fund is controlling and directing the investigation, defense and settlement of the Indemnity Claim:

a.	State Street shall provide reasonable assistance to the Fund;

b.	the Fund shall consult with State Street on the selection of counsel and shall keep State Street reasonably apprised as to the status of the matter, including settlement;

c.	State Street may retain separate counsel at its own expense; provided, that, the reasonable expense of such counsel shall be indemnified losses, costs and expenses under this Agreement where State Street reasonably believes in good faith that not retaining separate counsel would materially prejudice State Street’s defense of the Indemnity Claim;

d.	the Fund may settle an Indemnity Claim without the consent of State Street, provided that such settlement (A) involves only the payment of money, (B) fully and unconditionally releases State Street from any liability in exchange for the amount paid in settlement and (C) does not include any admission of fault or liability in relation to State Street. In the event that any such settlement does not meet the requirements of the immediately preceding clauses (A), (B) and (C), then the Fund must receive the prior written consent of State Street to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; and

Information Classification: Limited Access

e.	State Street may not settle or compromise an Indemnity Claim without the prior written consent of the Fund.

iii.	In the event State Street is controlling and directing the investigation, defense and settlement of the Indemnity Claim:

a.	State Street’s selection of counsel shall be subject to the consent of the Fund, which consent shall not be unreasonably withheld, conditioned or delayed;

b.	State Street shall keep the Fund reasonably apprised as to the status of the matter, including settlement; and

c.	State Street may not settle or compromise an Indemnity Claim without the prior written consent of the Fund, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)        The standard of care, limitation of liability and indemnification provisions contained herein shall survive termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Information Classification: Limited Access

10.	Use of Data

(a)          In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund or Portfolio and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)          Subject to Section 10(c) below, State Street and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund/Portfolio, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of State Street and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund/Portfolio. The Fund agrees that State Street and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of State Street’s compensation for services under this Agreement or such other agreement, and State Street and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund/Portfolio.

(c)          Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. State Street further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Fund or State Street’s personnel as witnesses or deponents, the Fund agrees to pay State Street for State Street’s reasonable time and expenses, as well as the reasonable fees and expenses of State Street’s counsel incurred in such production.

Information Classification: Limited Access

12.	Services Not Exclusive

The services of State Street are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending January 1, 2021 (the “Initial Term”). After the expiration of this initial term, this Agreement shall be terminable by either party on ninety (90) days’ prior written notice to the other party. A written notice of non-renewal may be given as to a Fund or a Portfolio. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay State Street its compensation due and shall reimburse State Street for its costs, expenses and disbursements.

In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay State Street its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Fund or such Portfolio) and shall reimburse State Street for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, State Street will deliver the Fund’s or such Portfolio’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or such Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of the Fund’s or Portfolio’s assets to another entity, in each of (b) and (c) where State Street is retained to continue providing services to the Fund or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Information Classification: Limited Access

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.

14.	Delegation

State Street shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Fund. State Street shall be responsible for the acts and omissions of any such Delegate so employed as if State Street had committed such acts and omissions itself. State Street shall be responsible for the compensation of its Delegates.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, State Street and the Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Fund:

Thornburg Investment Trust

c/o Thornburg Investment Management Inc.

2300 North Ridgetop Road

Santa Fe, NM 87506

Attn: Nimish Bhatt, CFO

Telephone: 505-467-5122

Information Classification: Limited Access

with a copy to:

Chief Compliance Officer

Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, NM 87506

Attention: Stephen Velie, CCO

Telephone: 505-467-7283

If to State Street:

State Street Bank and Trust Company

801 Pennsylvania Avenue

Tower I

Kansas City, Missouri 64105

Attn: Brian O’Sullivan, Senior Vice President

Telephone: 816-871-3292

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) the Fund without the written consent of State Street or (b) State Street without the written consent of the Fund, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of State Street.

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Fund and State Street and their respective successors and permitted assigns.

Information Classification: Limited Access

20.	Data Protection

State Street shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all previous representations, warranties or commitments regarding the services to be performed hereunder, whether oral or in writing, including, without limitation, as it pertained to the provision of fund accounting services by the Custodian for the Fund, the Custodian Contract dated November 5, 1987 by and between the Thornburg Investment Trust (formerly Thornburg Income Trust) and the Custodian, as amended (the “Prior Custodian Agreement”). The rights and obligations of the parties with respect to fund accounting services performed by the Custodian for the Fund prior to the date of this Agreement (as set forth above) shall be governed by the terms of the Prior Custodian Agreement. .

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Information Classification: Limited Access

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.	Remote Access Services Addendum.

The Fund and State Street hereby agree to the terms of the Remote Access Services Addendum hereto.

28.	Business Continuity/Disaster Recovery.

State Street has implemented and will maintain at all times during the term of the Agreement disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of State Street in a manner and time frame consistent with legal, regulatory and business requirements applicable to State Street in its provision of services under the Agreement.

Information Classification: Limited Access

29.	Liabilities of Porftolios; Shareholders and Trustees of Fund.

State Street expressly agrees that State Street’s recourse against a Portfolio hereunder shall be limited to the assets of such Portfolio, and State Street shall have no recourse hereunder for the obligations of such Portfolio against any other Portfolio. State Street acknowledges that the Declaration of Trust establishing the Fund, dated June 3, 1987, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Thornburg Investment Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally. The obligations of a Fund or Portfolio hereunder are not binding upon any of the trustees, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets of the Fund or Portfolio.

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Information Classification: Limited Access

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THORNBURG INVESTMENT TRUST

By:
Name:	Jason Brady
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

FUND ACCOUNTING AND SUPPORT SERVICES AGREEMENT

SCHEDULE A

Listing of Portfolio(s)

Thornburg Investment Trust

Thornburg Better World International Fund

Thornburg California Limited Term Municipal Fund

Thornburg Capital Management Fund

Thornburg Core Growth Fund

Thornburg Developing World Fund

Thornburg Global Opportunities Fund

Thornburg Intermediate Municipal Fund

Thornburg International Growth Fund

Thornburg International Value Fund

Thornburg Investment Income Builder Fund

Thornburg Limited Term Income Fund

Thornburg Limited Term Municipal Fund

Thornburg Limited Term U.S. Government Fund

Thornburg Long/Short Equity Fund

Thornburg Low Duration Income Fund

Thornburg Low Duration Municipal Fund

Thornburg New Mexico Intermediate Municipal Fund

Thornburg New York Intermediate Municipal Fund

Thornburg Strategic Income Fund

Thornburg Strategic Municipal Income Fund

Thornburg Value Fund

Information Classification: Limited Access

A-1

FUND ACCOUNTING AND SUPPORT SERVICES AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Accounting Services as described in Schedule B1 attached hereto; and

II.	Other Support Services as described in Schedule B2 attached hereto.

Information Classification: Limited Access

Schedule B1

Fund Accounting Services

State Street shall maintain the books of account of each Portfolio and shall perform the following duties in the manner prescribed by the Fund’s and/or each such Portfolio’s currently effective Prospectus, SAI or other Governing Documents:

a.	Record general ledger entries;

b.	Accrue/calculate daily expenses;

c.	Calculate daily income;

d.	Reconcile daily activity to the trial balance;

e.	Calculate net asset value; and

f.	Prepare account balances.

The Fund shall provide timely Proper Instructions (as defined below) to State Street in regard to matters affecting fund accounting practices and State Street’s performance of fund accounting services pursuant to this Schedule B1. The Fund shall provide timely prior notice to State Street of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund’s or such Portfolio’s Governing Documents. For purposes of calculating the net asset value of a Portfolio, State Street shall value each Portfolio’s portfolio securities utilizing prices obtained from sources designated by the Fund (collectively, the “Authorized Price Sources”) on a price source authorization form (the “Price Source Authorization”) or as otherwise designated by means of Proper Instructions (as defined below). State Street shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to State Street. The Fund shall timely provide, or shall cause a third party to timely provide, State Street with certain data as a condition to State Street’s performance of the fund accounting services described herein. The data required to be provided is set forth below, which may be amended or supplemented by the parties from time to time in writing. State Street shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party to provide it with the information set forth below. Further, and without in any way limiting the generality of the foregoing, State Street shall have no liability in respect of any loss, damage or expense suffered by the Fund or any Portfolio or any other party, insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder by reason of State Street’s reliance upon records that were maintained for the Fund and/or any Portfolio by any entity other than State Street prior to the Fund’s appointment of State Street pursuant to this Agreement. The Fund agrees to indemnify and hold State Street free and harmless from any expense, loss, damage or claim, including reasonable attorney’s fees, suffered by State Street and caused by or resulting from the acts or omissions of the Fund, a Portfolio or any third party whose services State Street must rely upon in performing services hereunder.

Information Classification: Limited Access

B1-1

Information Required to be Supplied	Responsible Party

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator

The Fund acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by or on behalf of the Fund or a Portfolio and that State Street has the right to rely on holdings information furnished by the Underlying Transfer Agent to State Street in performing its duties under this Agreement.

Proper Instructions.

For purposes of the provision of fund accounting services pursuant to this Schedule B1, “Proper Instructions” means instructions in accordance with the following and received by State Street from the Fund, the Fund’s investment adviser, or an individual or organization duly authorized by the Fund or the Fund’s or a Portfolio’s investment adviser. The term includes standing instructions.

Form and Security Procedures. Proper Instructions may be in writing signed by the authorized individual or individuals or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the individual or organization giving the instruction, provided that the Fund has followed any security procedures agreed to from time to time by the applicable Fund and State Street. State Street may agree to accept oral instructions, and in such case oral instructions will be considered Proper Instructions. The Fund shall cause all oral instructions to be confirmed in writing, but the Fund’s failure to do so shall not affect State Street’s authority to rely on the oral instructions.

Information Classification: Limited Access

B1-2

Reliance on Officer’s Certificate. Concurrently with the execution of the Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to State Street an officer’s certificate setting forth the names, titles, signatures and scope of authority of all individuals authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund or any Portfolio. The certificate may be accepted and conclusively relied upon by State Street and shall be considered to be in full force and effect until receipt by State Street of a similar certificate to the contrary and State Street has had a reasonable time to act thereon.

Untimely Proper Instructions. If State Street is not provided with reasonable time to execute a Proper Instruction (including any Proper Instruction not to execute, or any other modification to, a prior Proper Instruction), State Street will use good faith efforts to execute the Proper Instruction but will not be responsible or liable if State Street’s efforts are not successful (including any inability to change any actions that State Street had taken pursuant to the prior Proper Instruction). The inclusion of a statement of purpose or intent (or any similar notation) in a Proper Instruction shall not impose any additional obligations on State Street or condition or qualify its authority to effect the Proper Instruction. State Street will not assume a duty to ensure that the stated purpose or intent is fulfilled and will have no responsibility or liability when it follows the Proper Instruction without regard to such purpose or intent.

Information Classification: Limited Access

B1-3

SCHEDULE B2

Other Support Services

I.	Treasury Support

a.	Prepare for the review by designated officer(s) of the Fund financial information regarding the Portfolio(s) that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other monthly and quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Assist in the coordination of the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Fund the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Portfolio(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Portfolio(s) contained in the Registration Statement for the Portfolio(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

f.	Prepare and disseminate vendor survey information;

g.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

h.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by State Street; and

i.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

Information Classification: Limited Access

B2-1

II.	Tax Support

a.	Prepare for review by designated officer(s) of the Fund annual tax basis provisions for both excise and income tax purposes, including, but not limited to, wash sales, topside return of capital adjustments, topside long term capital gain adjustments, IRS Section 382 analysis, ASC 740 analysis, foreign tax credit eligibility calculations and all tax financial statement disclosures;

b.	Upon request, prepare the Portfolios’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare for review by designated officer(s) of the Fund annual shareholder reporting information relating to Form 1099-DIV;

d.	Prepare for review by designated officer(s) of the Fund financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations and Tax Booklet;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration;

f.	Participate in discussions of potential tax issues with the Portfolios and the Portfolios’ audit firm;

g.	Prepare for review by designated officer(s) of the Fund monthly fiscal & excise provisions for following Portfolios: Strategic Income, Investment Income Builder, US Government, Limited Term Income, Low Duration Income;

h.	Prepare for review by designated officer(s) of the Fund quarterly tax provisions for following Portfolios: Value, International Value, Core Growth, Global Opportunities, International Growth, Developing World, Better World International, Long/Short Equity;

i.	Prepare for review by designated officer(s) of the Fund monthly Capital Gain Estimates (full adjustments) for all Portfolios excise and fiscal for the months of June, July, August and September;

j.	Prepare for review by designated officer(s) of the Fund weekly excise and fiscal Capital Gain Estimates (full adjustments) for the months of September and October. (Portfolios in capital gain position only) and

Information Classification: Limited Access

B2-2

k.	Annual FBAR filing.

Tax support services, as described in this Section II of this Schedule B2, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

III.	Legal Support (Not Legal Advice)

Upon request:

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings, prepare minutes for such Board and committee meetings and attend the Fund’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Portfolio(s) and any supplements to the Prospectus and SAI for the Portfolio(s);

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of the Fund’s Declaration of Fund and By-laws;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

g.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

h.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

Information Classification: Limited Access

B2-3

IV.	CFTC Support

Subject to the authorization and direction of the Fund, State Street will provide the CFTC support services set forth in this Section IV of this Schedule B2 (the “CFTC Support Services”) to assist the Portfolios, the Fund and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Support Services, State Street’s responsibilities are limited to the provision of the CFTC Support Services described in this Section IV of this Schedule B2. These responsibilities do not include: (i) determination of the Fund’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Fund’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Fund uses the CFTC Support Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such CFTC Support Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Fund should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Fund currently subscribes to legal support services with State Street, the CFTC Support Services do not include assisting the Fund with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Support Service.

Responsibilities of the Fund. The Fund is responsible for providing authorization and direction to State Street with respect to the CFTC Support Services. The Fund is responsible for arranging, in each case where appropriate, for the review and comment by Fund’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by State Street. In addition, the Fund is solely responsible for determining Fund’s status as a CPO, and/or Fund’s eligibility for an exclusion from classification as a CPO.

The Fund shall be responsible for accurately and timely supplying State Street with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for State Street to provide the CFTC Support Services, and any information requested by State Street in connection with the foregoing. State Street is authorized and instructed to rely upon the information it receives from the Fund or any third party (including, without limitation, the Fund’s third party administrator(s), custodian(s), prime broker(s), and/or other service providers to the Fund) authorized by the Fund to provide such information to State Street and on any instructions received from the Fund. The Fund and any third party from which State Street shall receive or obtain certain records, reports and other data included in the CFTC Support Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and State Street shall be entitled to rely on such records, reports and other data as provided to State Street by the Fund or any third party, and any instructions provided to State Street by the Fund, and shall have no responsibility for making any interpretive determinations with respect thereto. State Street has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Fund as a result of State Street’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Fund or such third party. State Street shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party to provide it with the information required.

Information Classification: Limited Access

B2-4

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Fund and State Street, State Street will:

i.	Perform monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Fund’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

Information Classification: Limited Access

B2-5